DISCUSSION MATERIALS

August 31, 2011

SHARE PRICE DEVELOPMENTS


AG Offer
(June 16, 2011)
Preliminary Valuation
(August 1, 2011)
$10.00
$9.00
$8.00
$7.00
May-11
Jun-11
Jul-11
Aug-11
$9.75
$9.50
$7.90
Relative share price performance since announcement
C&D (4.2%)
S&P(4.1%)
Exide (21.8%)
Enersys (27.9%)
Relative share price performance since August 1st
S&P (5.8%)
C&D (15.1%)
Exide (22.9%)
Enersys (27.3%)

Source: FactSet as of August 30, 2011

PERELLA WEINBERG PARTNERS

SELECTED COMPARABLE TRADING BENCHMARKS

STOCK PRICE PERFORMANCE


(15.1%)
$9.30
$7.90
(27.3%)
$30.98
$22.53
(22.9%)
$7.20
$5.55
C&D
EnerSys
Exide

2012E EBITDA ESTIMATES


(9.1%)
$292
$266
3.3%
$279
$289
EnerSys
Exide

EV / 2012E EBITDA


(15.5%)
5.9x
5.0x
(10.6%)
4.2x
3.7x
5.0x (1)
EnerSys
Exide
C&D Technologies

REFERENCE RANGE


6.0x
5.0x
5.0x
4.5x

Previous Current

Source: FactSet as of August 1, 2011 and August 30, 2011
Notes (1) Implied multiple based on unaffected share price as of June 15, 2011

PERELLA WEINBERG PARTNERS

HISTORICAL TRADING MULTIPLES

EV / NTM EBITDA MULTIPLES RELATIVE TO ALL PEERS


22.0x
17.0x
12.0x
7.0x
2.0x
Aug-06
Feb-07
Aug-07
Feb-08
Aug-08
Feb-09
Aug-09
Feb-10
Aug-10
Feb-11
Aug-11
6.1x
5.7x(1)
4.6x
C&D Technologies
Selected Peers
Other Strategic Players

	C&D	Peers: Selected	Peers: Other
Current	5.7x	4.6x	6.1x
6 Month Ave.	NA	5.7x	7.0x
1 Year Ave.	NA	5.8x	7.3x
3 Year Ave.	6.1x	5.3x	7.6x
5 Year Ave.	8.9x	6.3x	8.4x

EV / NTM EBITDA MULTIPLES RELATIVE TO SELECTED PEERS


22.0x
17.0x
12.0x
7.0x
2.0x
Aug-06
Feb-07
Aug-07
Feb-08
Aug-08
Feb-09
Aug-09
Feb-10
Aug-10
Feb-11
Aug-11
5.7x(1)
5.2x
3.9x
C&D Technologies
EnerSys
Exide

	C&D	Selected Peers: EnerSys	Selected Peers: Exide
Current	5.7x	5.2x	3.9x
6 Month Ave.	NA	6.7x	4.6x
1 Year Ave.	NA	6.7x	4.9x
3 Year Ave.	6.1x	6.1x	4.4x
5 Year Ave.	8.9x	7.0x	4.6x

Source: FactSet and I/B/E/S Estimates as of August 30, 2011

Notes: Selected Peers represents the median of EnerSys and Exide; Other Strategic Players represents the median of Greatbatch, GS Yuasa, Johnson Controls, Maxwell Technologies, Power-One and Ultralife

(1) Current C&D Technologies multiple is based on NTM EBITDA from Management projections

PERELLA WEINBERG PARTNERS

PUBLIC TRADING COMPARABLES

($ in millions, except per share data)

						CY 2011E Multiples				CY 2012E Multiples			
Company	Share Price [1]	% of 52 Wk High	Market Capitalization	Enterprise Value	Pension-Adj. Ent. Value [1]	EV / Revenue	EV / EBITDA	Pension-Adj. EV / EBITDA [2]	Price / EPS	EV / Revenue	EV / EBITDA	Pension-Adj. EV / EBITDA [2]	Price / EPS
Selected Peers													
EnerSys	$22.53	55.9%	$1,153	$1,334	$1,351	0.6x	5.5x	5.5x	9.0x	0.6x	5.0x	5.1x	8.5x
Exide	5.55	43.8%	443	1,071	1,218	0.3	4.5	5.0	7.9	0.3	3.7	4.1	5.1
Mean		**49.8%**				**0.5x**	**5.0x**	**5.3x**	**8.4x**	**0.4x**	**4.4x**	**4.6x**	**6.8x**
High		**55.9%**				**0.6**	**5.5**	**5.5**	**9.0**	**0.6**	**5.0**	**5.1**	**8.5**
Low		**43.8%**				**0.3**	**4.5**	**5.0**	**7.9**	**0.3**	**3.7**	**4.1**	**5.1**
Other Strategic Players													
Johnson Controls	$31.39	73.1%	$21,755	$25,991	$26,738	0.6x	8.0x	8.3x	11.9x	0.6x	6.5x	6.7x	9.2x
GS Yuasa	5.88	70.9%	2,426	2,988	3,100	0.8	7.2	7.5	14.9	0.7	5.7	5.9	12.7
Power-One	7.64	59.1%	1,220	1,074	1,074	1.0	4.3	4.3	8.6	0.9	3.9	3.9	7.0
Greatbatch	22.02	75.8%	531	694	697	1.2	6.3	6.3	13.3	1.2	5.8	5.8	12.1
Maxwell Technologies	17.41	88.6%	498	475	475	3.0	52.0	57.6	217.6	2.4	15.2	15.6	28.1
Ultralife	4.90	65.4%	85	85	85	0.5	6.3	6.3	46.7	0.5	3.8	3.8	8.8
Mean		**72.2%**				**1.2x**	**14.0x**	**15.0x**	**52.1x**	**1.0x**	**6.8x**	**7.0x**	**13.0x**
Median		**72.0%**				**0.9**	**6.8**	**6.9**	**14.1**	**0.8**	**5.8**	**5.9**	**10.6**
High		**88.6%**				**3.0x**	**52.0x**	**57.6x**	**217.6x**	**2.4x**	**15.2x**	**15.6x**	**28.1x**
Low		**59.1%**				**0.5**	**4.3**	**4.3**	**8.6**	**0.5**	**3.8**	**3.8**	**7.0**
C&D TECHNOLOGIES													
Current Price	**$7.90**	**48.4%**	**$120**	**$189**	**$212**	**0.5x**	**8.0x**	**7.9x**	**87.1x**	**0.4x**	**4.8x**	**5.0x**	**9.5x**
Offer Price	**9.75**	**32.2%**	**150**	**219**	**242**	**0.6**	**9.3**	**9.1**	**107.5**	**0.5**	**5.6**	**5.7**	**11.8**
Unaffected Price	**8.24**	**27.2%**	**125**	**194**	**217**	**0.5**	**8.2**	**8.1**	**90.9**	**0.4**	**5.0**	**5.2**	**10.0**

PERELLA WEINBERG PARTNERS

Source: Company filings, FactSet, I/B/E/S Estimates
Notes: Share prices as of August 30, 2011
(1) Adjusted for underfunded portion of pension obligation and other postretirement benefits
(2) EBITDA is adjusted for periodic benefit cost net of service cost for pension obligations and other postretirement benefits

ILLUSTRATIVE VALUATION COMPARISON


Unaffected Price: $8.24
AG Proposal: $9.50
Current Price: $7.90
Revised Proposal: $9.75
Recent Trading Range (Unaffected)
Since 2010 Announcement for Debt-for-Equity Exchange
$3.70
$8.20
Public Comparables Analysis (1)
4.5x - 5.0x CY 2012E EBITDA (2)
$7.00
$8.30
Public Comparables Analysis - Pension Adjusted (3)
4.7x - 5.2x CY 2012E Pension Adjusted EBITDA (2)
$7.00
$8.30
Minority Squeezeout Premiums Paid
20 - 30% Premium over Unaffected Share Price
$9.90
$10.70
Illustrative Discounted Cash Flow (1)
4.5x - 5.5x Exit Multiple, 14% - 16% WACC
$6.10
$8.50
Illustrative DCF + Value of Growth Opportunities (1)
Includes Permit in China, New Plant in India & Nokia Contract
4.5x - 5.5x Exit Multiple, 14% - 16% WACC
$6.10
$9.50

Source: Company filings, Management estimates, FactSet

Notes: (1) Per share calculations assume total debt of $62 million, cash of $5 million and minority interest of $13 million as of April 30, 2011; calculations assume 15.197 million common shares and 1.201 million options outstanding with a weighted average exercise price of $16.06 as of April 30, 2011; dilutive impact of in-the-money options calculated using the treasury stock method

(2) CY 2012E EBITDA represents EBITDA estimates for C&D Technologies over the twelve month period ending January 31, 2013

(3) Per share calculations assume total debt of $62 million, after-tax pension obligation of $23 million plus other post employment benefit obligation of $2 million (as of January 31, 2011), cash of $5 million and minority interest of $13 million as of April 30, 2011

PERELLA WEINBERG PARTNERS

C&D TECHNOLOGIES VALUATION SUMMARY

($ in millions, except per share figures)

		Unaffected (June 15, 2011)	Initial Offer (June 16, 2011)	Final Offer (August 30, 2011)
Price per share		$8.24	$9.50	$9.75
Premium / (Discount) to:	Price			
Current (Aug-30-2011)	$7.90	4.4%	20.3%	23.5%
Unaffected (Jun-15-2011)	8.24	--	15.3%	18.3%
Announcement of Debt-for-Equity Exchange (Oct-21-2010)	3.72	121.5%	155.3%	162.1%
Diluted Shares Outstanding		15.2	15.4	15.4
Equity Value		**$125**	**$146**	**$150**
Plus: Net Debt (1)		69	69	69
GAAP Enterprise Value		**$194**	**$215**	**$219**
Plus: After-Tax Underfunded Pension Obligation (2)		23	23	23
Pension Adjusted Enterprise Value		**$217**	**$238**	**$242**
GAAP TRADING MULTIPLES	Metric			
EV / CY 2011E (FY 2012E) EBITDA	$24	8.2x	9.1x	9.3x
EV / NTM EBITDA	33	5.8x	6.4x	6.5x
EV / CY 2012E (FY 2013E) EBITDA	39	5.0x	5.5x	5.6x
PENSION ADJUSTED TRADING MULTIPLES (3)				
EV / CY 2011E (FY 2012E) EBITDA	$27	8.1x	8.9x	9.1x
EV / NTM EBITDA	36	6.0x	6.5x	6.6x
EV / CY 2012E (FY 2013E) EBITDA	42	5.2x	5.6x	5.7x

Sources: Company filings, Management estimates

Notes: (1) Represents total debt of $62 million, cash of $5 million and minority interest of $13 million as of April 30, 2011

(2) Represents underfunded pension obligation of $32 million tax effected at assumed 35% tax rate plus other post employment benefit obligation of $2 million (as of January 31, 2011)

(3) EBITDA is adjusted for the periodic benefit cost net of service cost for pension obligations and other postretirement benefits

PERELLA WEINBERG PARTNERS

APPENDIX

POTENTIAL GROWTH OPPORTUNITIES

	DESCRIPTION	POTENTIAL OPPORTUNITY	COMMENT
INCREASE PRODUCTION IN CHINA	▪ Request revision to existing permit to allow for increased production levels	▪ Increased capacity could add $30 million of incremental sales after approximately one year of ramp-up	▪ Application for permit expansion on hold for 3-6 months pending easing of government concerns around national environmental issues
BUY-OUT OF JV PARTNER	▪ Negotiate to buy-out JV partner's 33% stake	▪ Capture EBITDA at early stage of growth at acceptable valuation	▪ Will likely require external financing ▪ Timing and total required investment subject to negotiation
EXPANSION IN ASIA	▪ Expansion of manufacturing into India	▪ Access to Indian market ▪ Ability to export into EMEA and parts of Asia at competitive price points ▪ Eliminates need for sourcing from China and may improve margins at Chinese facility	▪ Indian market highly competitive ▪ Reaction from competition in India is uncertain (currently three large suppliers control the market) ▪ Significant capital required
OTHER	▪ Secure orders from Nokia related to LightSquared network expansion project ▪ Expand into developing technologies	▪ Nokia contract could add $60 million of incremental revenues over 3 years ▪ Capture future market share by developing lithium-ion and advanced lead carbon battery solutions	▪ Highly visible earnings impact assuming LightSquared funding requirements are met ▪ Cleantech presents attractive long-term market opportunity, but limited visibility

Source: Management estimates

PERELLA WEINBERG PARTNERS

POTENTIAL GROWTH OPPORTUNITIES

INCREMENTAL EBITDA CONTRIBUTION (FY) [1]


$0
$3
3
$10
3
1
$6
$21
3
2
$15
$23
2
$20
H2 2012
2013
2014
2015
2016

CAPITAL EXPENDITURES REQUIRED (FY)


$0
($2)
($36)
($4)
($5)
H2 2012
2013
2014
2015
2016

Upside from: New Plant in India | Permit for Increased Output in China | Nokia Contract

Source: Management estimates
Note: (1) Excludes 33% of JV partner's EBITDA from increased production in China

PREMIUMS PAID ANALYSIS

U.S. MINORITY SQUEEZE-OUT TARGETS, DEAL VALUE OVER $10 MILLION


LAST 5 YEARS
LAST 10 YEARS
50.0%
45.0%
40.0%
35.0%
30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
44.2%
28.7%
11.4%
47.7%
28.6%
8.4%
46.9%
29.0%
12.5%
39.8%
25.5%
11.7%
40.9%
25.8%
12.3%
44.1%
25.7%
11.5%
Range from 1st to 3rd Quartile
Median
1-Day
1-Week
1-Month
1-Day
1-Week
1-Month


2011YTD, 2
2010, 4
2009, 9
2008, 5
2007, 5
2006, 8

33 Transactions Total


2011YTD, 2
2010, 4
2009, 9
2008, 5
2007, 5
2006, 8
2001-2005, 61

94 Transactions Total

Source: Dealogic

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